Exhibit 99.1

FLOWERS FOODS, INC. REPORTS FIRST QUARTER 2026 RESULTS

THOMASVILLE, Ga., May 21, 2026 – Flowers Foods, Inc. (NYSE: FLO) today reported financial results for the company’s 16-week first quarter ended April 25, 2026.

First Quarter Summary:

Compared to the prior year first quarter where applicable

•
Net sales(1) increased 1.1% to $1.572 billion as the Simple Mills acquisition and pricing/mix more than offset volume declines.
•
Net income decreased 20.6% to $42.1 million, representing 2.7% of sales, a 70-basis point decrease, primarily due to a challenging consumer environment and higher interest expense, partly offset by the prior year plant closure costs and moderating ingredient costs. Adjusted net income(2) decreased 17.4% to $60.9 million.
•
Adjusted EBITDA(2) decreased 1.8% to $159.0 million, representing 10.1% of net sales, a 30-basis point decrease.
•
Diluted EPS decreased $0.05 to $0.20. Adjusted diluted EPS(2) decreased $0.06 to $0.29.

Quarterly Cash Dividend Declared

The company today announced that its board of directors has declared a quarterly dividend of $0.1250 per share, representing the 95th consecutive quarterly dividend paid by the company and is payable on June 26, 2026, to shareholders of record on June 12, 2026.

Chairman and CEO Remarks:

"Flowers' first quarter reflects our team’s disciplined cost management, helping us deliver financial performance in-line with expectations despite softer top-line results driven by ongoing challenging macroeconomic conditions impacting the category," said Ryals McMullian, chairman and CEO of Flowers Foods. "At the same time, we’ve made meaningful progress in strengthening our long-term position by evolving our product portfolio to better meet consumers’ needs, including the relaunch of Nature’s Own, now with simple ingredients and Non-GMO Project Verified certification – a mainstream category first. While we continue to approach the balance of the year with appropriate caution given the ongoing challenging external environment, we remain confident in the strength of our brands, robust supply chain and delivery network, growing presence in the better-for-you categories, and improving balance sheet. These factors give us confidence we are well positioned to navigate headwinds and drive long-term shareholder value."

“The comprehensive review of our brand portfolio, supply chain, and financial strategy announced last quarter is well underway and helping to further clarify how we allocate resources to strengthen our position and support the growth of our strongest brands,” McMullian added. “As part of this effort, we reset our quarterly dividend to $0.125 per share, or $0.50 per share on an annualized basis, allowing us to prioritize meaningful debt reduction while continuing to invest behind the brands, innovation, and capabilities that we believe will drive sustainable above-category growth over time. As we move forward and execute our strategy, we expect dividends to remain an important component of our overall shareholder value proposition. With respect to our 2026 outlook, we are reaffirming guidance and our team remains focused on disciplined execution, managing the areas of the business we can directly influence and delivering against our strategic and financial objectives for the year.”

For the 52-week Fiscal 2026, the Company Expects:

•
Net sales of approximately $5.163 billion to $5.267 billion, representing a -1.8% to 0.2% change compared to the prior year.
•
Adjusted EBITDA(3) in the range of approximately $465 million to $495 million.
•
Adjusted diluted EPS(2) of approximately $0.80 to $0.90.

The company’s outlook is based on the following assumptions:

•
Depreciation and amortization of approximately $165 million to $170 million.
•
Net interest expense of approximately $65 million to $70 million.
•
An effective tax rate of approximately 26%.
•
Weighted average diluted share count for the year of approximately 213.5 million shares.
•
Capital expenditures of approximately $115 million to $125 million.

Matters Affecting Comparability:

Reconciliation of Earnings per Share to Adjusted Earnings per Share

	For the 16-Week Period Ended		For the 16-Week Period Ended
	April 25, 2026		April 19, 2025
Net income per diluted common share	$0.20		$0.25
Business process improvement costs	NM		NM
Plant closure costs and impairment of assets	—		0.03
Restructuring charges	0.01		NM
Restructuring-related implementation costs	0.03		0.02
Acquisition and integration-related costs	NM	(a)	0.05
Legal settlements and related costs	0.05		NM
Adjusted net income per diluted common share	$0.29		$0.35

(a) Deductible tax impact of prior period acquisition-related costs that impacted this period by $0.01 per share.

NM - not meaningful. Certain amounts may not add due to rounding.

Consolidated First Quarter Operating Highlights

Compared to the prior year first quarter where applicable

•
Net sales increased 1.1% to $1.572 billion. Pricing/mix(4) increased 2.1%, volume(5) declined 3.3%, and the Simple Mills acquisition, which cycled on February 21, 2026, added 2.3%.
•
Branded Retail net sales increased $34.1 million, or 3.4%, to $1.045 billion due to favorable pricing/mix and acquisition contribution, partially offset by volume declines. Pricing/mix(4) rose 4.0%, volume(5) decreased 4.2%, and the Simple Mills acquisition contributed 3.6%.
•
Other net sales decreased $16.7 million, or 3.1%, to $526.2 million due to inflationary pressure on consumer spending and from executing margin optimization strategies. Pricing/mix(4) decreased 1.2% and volume(5) declined 1.9%.
•
Materials, supplies, labor, and other production costs (exclusive of depreciation and amortization) were 50.6% of net sales, a 50-basis point increase. These costs increased as a percentage of net sales mostly due to an increase in outside purchases of product (sales with no associated ingredient costs) and lower production volumes. This increase was partially offset by moderating ingredient costs.
•
Selling, distribution, and administrative (SD&A) expenses were 40.9% of net sales, a 10-basis point increase. SD&A expenses increased as a percentage of net sales due to higher workforce-related costs and greater legal settlements and restructuring implementation costs, partially offset by lower distributor distribution fees and prior year acquisition costs. Excluding matters affecting comparability, adjusted SD&A(2)was 39.3% of net sales, a 20-basis point decrease.
•
Plant closure costs and impairment of assets decreased $7.4 million due to the closure of a bakery in the first quarter of 2025.
•
Depreciation and amortization (D&A) expenses were $51.8 million or 3.3% of net sales, a 10-basis point increase.
•
Net interest expense increased $5.6 million primarily due to higher interest expense from the issuance of debt to fund the Simple Mills acquisition and related fees and expenses.
•
Net income decreased 20.6% to $42.1 million, representing 2.7% of sales, a 70-basis point decrease, and diluted EPS decreased $0.05 to $0.20. Adjusted net income(2) decreased 17.4% to $60.9 million and adjusted diluted EPS(2) decreased $0.06 to $0.29.
•
Adjusted EBITDA(2) decreased 1.8% to $159.0 million, representing 10.1% of net sales, a 30-basis point decrease.

Cash Flow, Capital Allocation, and Capital Return

•
In the first quarter, cash flow from operating activities decreased $27.8 million to $107.9 million, capital expenditures decreased $4.9 million to $20.6 million, and dividends paid to shareholders increased $2.1 million to $54.4 million. Cash and cash equivalents were $11.5 million at quarter end.

(1)
Any reference to sales refers to net sales inclusive of allowances and deductions against gross sales for variable consideration and consideration payable to customers
(2)
Adjusted for items affecting comparability. See reconciliations of non-GAAP measures in the financial statements following this release. Earnings are net income. EBITDA and Adjusted EBITDA are reconciled to net income.
(3)
No reconciliation of the forecasted range for adjusted EBITDA to net income for the 52-week Fiscal 2026 is included in this press release because the company is unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts. In addition, the company believes such reconciliation would imply a degree of precision that would be confusing or misleading to investors. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.
(4)
Calculated as (current year period units X change in price per unit) / prior year period net sales dollars
(5)
Calculated as (prior year period price per unit X change in units) / prior year period net sales dollars

Pre-Recorded Management Remarks and Question and Answer Webcast

In conjunction with this release, Flowers Foods will post pre-recorded management remarks and a supporting slide presentation on the investors page of flowersfoods.com. The company will host a live question and answer webcast at 8:30 a.m. Eastern Time on May 22, 2026, which will be archived on the investors page along with the other related materials.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of packaged bakery foods in the United States with 2025 net sales of $5.3 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Dave’s Killer Bread, Canyon Bakehouse, Simple Mills, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: Tim Perrott, InvestorRelations@flocorp.com

Media Contact: http://flowersfoods.com/contact/

Forward-Looking Statements

Statements contained in this press release and certain other written or oral statements made from time to time by Flowers Foods, Inc. (the “company”, “Flowers Foods”, “Flowers”, “us”, “we”, or “our”) and its representatives that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to current expectations regarding our business and our future financial condition and results of operations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. These forward-looking statements are based upon assumptions we believe are reasonable. Forward-looking statements are based on current information and are subject to risks and uncertainties that could cause our actual results to differ materially from those projected. Certain factors that may cause actual results, performance, liquidity, and achievements to differ materially from those projected are discussed in our Annual Report on Form 10-K for the year ended January 3, 2026 (the “Form 10-K”) and our Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and may include, but are not limited to, (a) unexpected changes in any of the following: (1) general economic and business conditions; (2) the competitive setting in which we operate, including advertising or promotional strategies by us or our competitors, as well as changes in consumer demand; (3) interest rates and other terms available to us on our borrowings; (4) supply chain conditions and any related impact on energy and raw materials costs and availability and hedging counter-party risks; (5) relationships with or increased costs related to our employees and third-party service providers; (6) laws and regulations (including environmental and health-related issues and the impacts of tariffs, including retaliatory tariffs); and (7) accounting standards or tax rates in the markets in which we operate, (b) the loss or financial instability of any significant customer(s), including as a result of product recalls or safety concerns related to our products, (c) changes in consumer behavior, trends and preferences, including health and whole grain trends and consumer buying habits, the movement toward less expensive store branded products, and the continued reduction of purchases in the fresh packaged bread category, (d) the level of success we achieve in developing and introducing new products and entering new markets, (e) our ability to implement new technology and customer requirements as required, (f) our ability to operate existing, and any new, manufacturing lines according to schedule, (g) our ability to implement and achieve our corporate responsibility goals in accordance with regulatory requirements and the expectations of our stakeholders, suppliers, and customers; (h) our ability to execute our business strategies which may involve, among other things, (1) the ability to realize the intended benefits of completed, planned or contemplated acquisitions, dispositions or joint ventures, such as the acquisition of Simple Mills, (2) the deployment of new systems (e.g., our enterprise resource planning ("ERP") system), distribution channels and technology, and (3) an enhanced organizational structure (e.g., our sales and supply chain reorganization), (i) consolidation within the baking industry and related industries, (j) changes in pricing, customer and consumer reaction to pricing actions (including decreased volumes), and the pricing environment among competitors within the industry, (k) our ability to adjust pricing to offset, or partially offset, inflationary pressure or tariffs (including retaliatory tariffs) on the cost of our products, including ingredient and packaging costs; (l) disruptions in our direct-store-delivery distribution model, including litigation or an adverse ruling by a court or regulatory or governmental body that could affect the independent contractor classifications of the independent distributor partners (“IDPs”), and changes to our direct-store-delivery distribution model in California, (m) increasing legal complexity and legal proceedings that we are or may become subject to, (n) labor shortages and turnover or increases in employee and employee-related costs, (o) the credit, business, and legal risks associated with IDPs and customers, which operate in the highly competitive retail food and foodservice industries, (p) any business disruptions due to political instability, pandemics, armed hostilities, incidents of terrorism, natural disasters, labor strikes or work stoppages, technological breakdowns, product contamination, product recalls or safety concerns related to our products, or the responses to or repercussions from any of these or similar events or conditions and our ability to insure against such events, (q) the failure of our information technology systems to perform adequately, including any interruptions, intrusions, cyber-attacks or security breaches of such systems or risks associated with the implementation of the upgrade of our ERP system; and (r) the potential impact of climate change on the company, including physical and transition risks, our availability or restriction of resources, higher regulatory and compliance costs, reputational risks, and our availability of capital on attractive terms. The foregoing list of important factors does not include all such factors, nor does it necessarily present them in order of importance. In addition, you should consult other disclosures made by the company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the company. Refer to Part I, Item 1A., Risk Factors, of our Form 10-K, Part II, Item 1A., Risk Factors, of the Form 10-Q for the quarter ended April 25, 2026 and subsequent filings with the SEC for additional information regarding factors that could affect the company’s results of operations, financial condition and liquidity. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law. You are advised, however, to consult any further public disclosures by the company (such as in our filings with the SEC or in company press releases) on related subjects.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense, adjusted selling, distribution and administrative expenses (SD&A), and gross margin excluding depreciation and amortization. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure. The company’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

The company defines EBITDA as earnings before interest, taxes, depreciation and amortization. Earnings are net income. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP.

The company defines adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted income tax expense and adjusted SD&A, respectively, to exclude additional costs that the company considers important to present to investors to increase the investors’ insights about the company’s core operations. These costs include, but are not limited to, the costs of closing a plant or costs associated with acquisition and integration-related activities, restructuring activities, certain impairment charges, legal settlements, costs to implement an enterprise resource planning system and enhance bakery digital capabilities (business process improvement costs) to provide investors direct insight into these costs, and other costs impacting past and future comparability. The company believes that these measures, when considered together with its GAAP financial results, provide management and investors with a more complete understanding of its business operating results, including underlying trends, by excluding the effects of certain charges. Adjusted EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan (Amended and Restated Effective May 25, 2023).

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above.

The reconciliations attached provide reconciliations of the non-GAAP measures used in this release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Condensed Consolidated Balance Sheets

(000’s omitted)

	April 25, 2026	January 3, 2026
Assets
Cash and cash equivalents	$11,519	$12,100
Other current assets	728,985	694,753
Property, plant and equipment, net	931,774	952,725
Right-of-use leases, net	316,968	321,116
Distributor notes receivable (1)	129,263	130,723
Other assets	41,416	40,007
Cost in excess of net tangible assets, net	2,020,705	2,032,437
Total assets	$4,180,630	$4,183,861
Liabilities and Stockholders’ Equity
Current liabilities	$521,627	$502,804
Long-term debt (2)	1,723,772	1,755,132
Right-of-use lease liabilities (3)	318,902	325,075
Other liabilities	313,883	297,363
Stockholders’ equity	1,302,446	1,303,487
Total liabilities and stockholders’ equity	$4,180,630	$4,183,861

(1) Includes current portion of $21,035 and $22,241, respectively.

(2) Includes current portion of $399,753 and $399,575, respectively.

(3) Includes current portion of $66,826 and $73,778, respectively.

Flowers Foods, Inc.

Consolidated Statement of Operations

(000’s omitted, except per share data)

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 25, 2026	April 19, 2025
Net sales	$1,571,577	$1,554,230
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	795,389	778,346
Selling, distribution, and administrative expenses	642,934	633,513
Restructuring charges	1,652	573
Plant closure costs and impairment of assets	—	7,397
Depreciation and amortization expense	51,790	49,268
Income from operations	79,812	85,133
Other pension cost (benefit)	118	(117)
Interest expense, net	19,634	14,048
Income before income taxes	60,060	71,202
Income tax expense	18,005	18,204
Net income	$42,055	$52,998
Net income per diluted common share	$0.20	$0.25
Diluted weighted average shares outstanding	212,577	212,138

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 25, 2026	April 19, 2025
Cash flows from operating activities:
Net income	$42,055	$52,998
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	86,488	77,135
Changes in assets and liabilities	(20,686)	5,501
Net cash provided by operating activities	107,857	135,634
Cash flows from investing activities:
Purchase of property, plant and equipment	(20,623)	(25,556)
Acquisition of business, net of cash acquired	—	(791,880)
Other	990	(18,578)
Net cash disbursed for investing activities	(19,633)	(836,014)
Cash flows from financing activities:
Dividends paid	(54,430)	(52,323)
Stock repurchases	(3,787)	(5,499)
Net change in debt borrowings	(32,000)	776,580
Payment of financing fees	(1,767)	(10,056)
Other	3,179	(5,987)
Net cash (disbursed for) provided by financing activities	(88,805)	702,715
Net (decrease) increase in cash and cash equivalents	(581)	2,335
Cash and cash equivalents at beginning of period	12,100	5,005
Cash and cash equivalents at end of period	$11,519	$7,340

Flowers Foods, Inc.

Net Sales by Sales Class and Net Sales Bridge

(000’s omitted)

Net Sales by Sales Class	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 25, 2026	April 19, 2025	$ Change	% Change
Branded Retail	$1,045,373	$1,011,322	$34,051	3.4%
Other	526,204	542,908	(16,704)	(3.1)%
Total Net Sales	$1,571,577	$1,554,230	$17,347	1.1%

Net Sales Bridge

For the 16-week period ended April 25, 2026	Branded Retail	Other	Total
Pricing/mix^*	4.0%	(1.2)%	2.1%
Volume*	(4.2)%	(1.9)%	(3.3)%
Acquisition (until cycled on February 21, 2026)	3.6%	—	2.3%
Total percentage point change in net sales	3.4%	(3.1)%	1.1%

The table above presents certain sales by category that have been reclassified from amounts previously reported to conform to the current period presentation.
^ Includes sales reductions from variable consideration and payments to customers.
* Computations above are calculated as follows (the Total column is consolidated and is not adding the Branded Retail and Other columns):
Price/Mix $ = Current year period units × change in price per unit
Price/Mix % = Price/Mix $ ÷ Prior year period Net Sales $

Volume $ = Prior year period price per unit × change in units
Volume % = Volume $ ÷ Prior year period Net Sales $

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Earnings per Share to Adjusted Earnings per Share
	For the 16-Week Period Ended		For the 16-Week Period Ended
	April 25, 2026		April 19, 2025
Net income per diluted common share	$0.20		$0.25
Business process improvement costs	NM		NM
Plant closure costs and impairment of assets	—		0.03
Restructuring charges	0.01		NM
Restructuring-related implementation costs	0.03		0.02
Acquisition and integration-related costs	NM	(a)	0.05
Legal settlements and related costs	0.05		NM
Adjusted net income per diluted common share	$0.29		$0.35
NM - not meaningful.
Certain amounts may not add due to rounding.
(a) Deductible tax impact of prior period acquisition-related costs that impacted this period by $0.01 per share.

	Reconciliation of Gross Margin
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 25, 2026	April 19, 2025
Net sales	$1,571,577	$1,554,230
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization)	795,389	778,346
Gross margin excluding depreciation and amortization	776,188	775,884
Less depreciation and amortization for production activities	28,961	27,484
Gross margin	$747,227	$748,400
Depreciation and amortization for production activities	$28,961	$27,484
Depreciation and amortization for selling, distribution, and administrative activities	22,829	21,784
Total depreciation and amortization	$51,790	$49,268

	Reconciliation of Selling, Distribution, and Administrative Expenses to Adjusted SD&A
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 25, 2026	April 19, 2025
Selling, distribution, and administrative expenses (SD&A)	$642,934	$633,513
Business process improvement costs	(1,241)	(891)
Restructuring-related implementation costs	(8,227)	(4,288)
Acquisition and integration-related costs	(1,897)	(13,764)
Legal settlements and related costs	(14,400)	(697)
Adjusted SD&A	$617,169	$613,873

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA and Adjusted EBITDA
	For the 16-Week Period Ended	For the 16-Week Period Ended
	April 25, 2026	April 19, 2025
Net income	$42,055	$52,998
Income tax expense	18,005	18,204
Interest expense, net	19,634	14,048
Depreciation and amortization	51,790	49,268
EBITDA	131,484	134,518
Other pension cost (benefit)	118	(117)
Business process improvement costs	1,241	891
Plant closure costs and impairment of assets	—	7,397
Restructuring charges	1,652	573
Restructuring-related implementation costs	8,227	4,288
Acquisition and integration-related costs	1,897	13,764
Legal settlements and related costs	14,400	697
Adjusted EBITDA	$159,019	$162,011
Net sales	$1,571,577	$1,554,230
Adjusted EBITDA margin	10.1%	10.4%

	Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
	For the 16-Week Period Ended		For the 16-Week Period Ended
	April 25, 2026		April 19, 2025
Income tax expense	$18,005		$18,204
Tax impact of:
Business process improvement costs	310		223
Plant closure costs and impairment of assets	—		1,850
Restructuring charges	413		144
Restructuring-related implementation costs	2,057		1,072
Acquisition and integration-related costs	2,214	(a)	3,439
Legal settlements and related costs	3,600		174
Adjusted income tax expense	$26,599		$25,106

(a) Includes certain deductible tax acquisition-related costs from the prior period.

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to Adjusted Net Income
	For the 16-Week Period Ended		For the 16-Week Period Ended
	April 25, 2026		April 19, 2025
Net income	$42,055		$52,998
Business process improvement costs	931		668
Plant closure costs and impairment of assets	—		5,547
Restructuring charges	1,239		429
Restructuring-related implementation costs	6,170		3,216
Acquisition and integration-related costs	(317)	(a)	10,325
Legal settlements and related costs	10,800		523
Adjusted net income	$60,878		$73,706

(a) Includes certain deductible tax acquisition-related costs from the prior period.

	Reconciliation of Earnings per Share - Full Year Fiscal 2026 Guidance
	Range Estimate
Net income per diluted common share	$0.71	to	$0.81
Business process improvement costs	NM		NM
Restructuring charges	0.01		0.01
Restructuring-related implementation costs	0.03		0.03
Acquisition and integration-related costs	NM		NM
Legal settlements and related costs	0.05		0.05
Adjusted net income per diluted common share	$0.80	to	$0.90
NM - not meaningful.
Certain amounts may not add due to rounding.